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                                                                      Exhibit 9

                              EMPLOYMENT AGREEMENT
                              --------------------

     THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of October 9, 1998 by and between Dominick's Supermarkets, Inc. ("Supermarkets") and Dominick's Finer Foods, Inc. ("Dominick's"), both Delaware corporations (collectively hereinafter referred to as "DFF"), and [employee] ("Employee).

     In consideration of the mutual covenants and conditions contained herein, the parties agree as follows:

     1. TERM. DFF agrees to employ Employee and Employee agrees to serve DFF, in accordance with the terms of this Agreement, for a term of [term] years (the "Term"), beginning on the date on which a Change of Control (as hereafter defined) of DFF occurs, if and only if Employee is otherwise employed by DFF on the date such Change of Control occurs and provided that such Change of Control occurs within twelve (12) months after the date of this Agreement. Provided, however, that the Board of Directors of Supermarkets may, at its discretion, elect to extend the time frame within which a Change of Control may occur and be subject to this Agreement. [The Term will be automatically extended for an additional one (1) year, unless either Employee or DFF provide the other with at least 120 days prior written notice that such party does not wish to extend the Term.](1)

     2. SALARY. DFF shall pay Employee a base salary for the Term in an amount not less than Employee's base salary with DFF as of the date on which a Change of Control occurs (the "Base Amount"), paid upon DFF's normal payroll cycle, less state and federal income tax withholdings and other normal employee deductions.

     3. INCENTIVE BONUS. Employee shall be eligible to participate in any incentive bonus or similar program that may be adopted by the Board of Directors of Supermarkets from time-to-time; provided, however, that Employee's right to receive any such bonus compensation shall be at the discretion of such Board of Directors.

     4.   BENEFITS.

          a. FRINGE BENEFITS. Commencing on the date the Term commences, Employee shall be entitled to all rights and benefits for which he or she is otherwise eligible under any then-existing medical, dental, life insurance, pension and other benefit plans of DFF, as such plans shall be amended from time to time; provided, however, that Employee shall continue to make contributions for such benefits in the amount required by DFF as an employee contribution to receive such benefits.



(1)  Bracketed language appears only in certain of the Employment Agreements.
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     b.   EXPENSES. During the Term, to the extent such expenditures meet the requirements and the policies of DFF, DFF shall reimburse Employee promptly for all reasonable travel, entertainment, parking, business meeting and similar expenditures in pursuance and furtherance of DFF's business.

5.   TERMINATION.

     a. TERMINATION OF THIS AGREEMENT. Employee's employment hereunder shall be terminated and all of his or her rights to receive salary, bonuses and other benefits shall terminate upon the occurrence of (i) the expiration of the Term of this Agreement or (ii) Employee's resignation other than pursuant to Section 5(f) hereof.

     b. TERMINATION FOR CAUSE. Employee's employment hereunder shall be terminated and all of his or her rights to receive salary, bonuses and other benefits shall terminate upon termination of Employee's employment by DFF for Cause. For purposes of this Section 5(b), "Cause" shall mean any acts or omissions on the part of Employee involving:

          (i) material dishonesty or misappropriation adversely affecting DFF or its property or funds;

          (ii) serious misconduct, including but not limited to reckless or willful destruction of company property, non-performance of Employee's responsibilities as an employee, violation of a material condition of employment, aiding a competitor of DFF, unauthorized disclosure or use of confidential information or trade secrets or sexual, racial or other actionable harassment;

          (iii)  conviction of, or a plea of nolo contendere to, any felony; or

          (iv) illegal, unethical, dishonest, fraudulent or other similar conduct tending to place Employee, or DFF by reason of association with Employee, in disrepute or to subject DFF to material financial loss or loss of business.

The Board of Directors of Supermarkets shall have the sole discretion to determine whether any termination of Employee's employment is for Cause.

     c. TERMINATION DUE TO DEATH. Except as provided below in Section 5(g), Employee's rights to receive salary, bonuses and other benefits shall terminate upon the occurrence of Employee's death.


     d. TERMINATION DUE TO DISABILITY. Except as provided below in Section 5(g), Employee's employment hereunder shall be terminated and his




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or her rights to receive salary, bonuses and other benefits shall terminate in the event that Employee has been unable, due to total or partial disability, to perform substantially all of his or her duties under this Agreement for a period of forty-five (45) consecutive business days.

     e. Termination Without Cause. Subject to compliance with the provisions of Section 5(g) of this Agreement. Employee's employment hereunder may be terminated by DFF without Cause at any time during the Term.

     f. Constructive Termination. Subject to compliance with the provisions of Section 5(g) of this Agreement, Employee's employment hereunder may be terminated by Employee (a "Constructive Termination") upon the first to occur at the following events which, with respect to subsections (i) through (vii), is not fully corrected upon ten (10) days' written notice from Employee to DFF:

     (i) the assignment to Employee of any duties inconsistent with the position in DFF that Employee held immediately prior to the Change of Control, or a significant adverse alteration in the nature or status of Employee's responsibilities or the conditions of Employee's employment from those in effect immediately prior to the Change of Control; provided, however, that any change in reporting obligations which is reasonably required to conform to changes in the DFF's management structure following a Change of Control shall not be deemed a Constructive Termination for purposes of this clause (f)(i);

     (ii) DFF's reduction of Employee's annual base salary as in effect immediately prior to the Change of Control, except for across-the-board salary reductions similarly affecting all management personnel of DFF and all management personnel of any person (including without limitation, any individual, corporation, partnership, limited liability company, joint venture, government agency or instrumentality or any other entity) in control of DFF;

     (iii) the requirement that Employee be based at a location more than 50 miles from where DFF's office is located immediately prior to the Change of Control, except for required travel on DFF's business to an extent substantially consistent with Employee's business travel immediately prior to the Change of Control;

     (iv) DFF's failure to pay to Employee any portion of Employee's current compensation within seven (7) days of the date such compensation is due;

     (v) DFF's failure to continue in effect any material compensation or benefit plan in which Employee participates immediately prior to the



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     Change of Control other than any stock options or other equity based compensation plan, unless an equitable arrangement has been made with respect to such plan, or DFF's failure to continue Employee's participation therein (or in any substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of Employee's participation relative to other participants, as existed immediately prior to the Change of Control;

     (vi) DFF's failure to continue to provide Employee with benefits substantially similar to those enjoyed by Employee under any of DFF's life insurance, medical, health and accident, or disability plans in which Employee was participating immediately prior to the Change of Control, the taking of any action by DFF which would directly or indirectly materially reduce any of such benefits, or the failure by DFF to provide Employee with the number of paid vacation days to which Employee is entitled in accordance with DFF's vacation policy for Employee as in effect immediately prior to the Change of Control; or

     (vii) DFF's failure to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement.

     g. Payments Upon Termination Without Cause or Constructive Termination. Subject to compliance with the provisions of Section 8, in the event, during the Term, that Employee's employment is terminated by DFF without Cause pursuant to Section 5(e) hereof or by Employee as the result of a Constructive Termination pursuant to Section 5(f) hereof, Employee or, in the event of Employee's subsequent death, Employee's heirs or estate shall be entitled to receive (i) payment of the Base Amount as provided by Section 2, paid upon DFF's normal payroll cycle, less any required state and federal income tax withholdings and other normal employee deductions for the longer of (x) the remainder of the Term or (y) six (6) months, (ii) any and all fringe benefits provided pursuant to Section 4(a) hereof for the longer of (x) the remainder of the Term or (y) six (6) months (provided, however, Employee or Employee's heirs or estate, as the case may be, shall continue to make contributions for such benefits in the amount required by DFF as an employee contribution to receive such benefits) and (iii) the pro rata portion of any incentive bonus earned through the date of termination under any incentive bonus or similar program contemplated by Section 3 hereof (provided that the payment of any such amount shall be required to be made no later than the date on which payments are made to other participants in such program). In the event that Employee breaches the covenants set forth in Section 8 hereof, DFF shall have no further obligation and Employee shall have no further right to payment pursuant to this Section 5(g).

     h. Limitations on Payments Upon Termination Without Cause or Constructive Termination. Subject to Section 6, the aggregate of all




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     payments, benefits or distributions (or combination thereof) by DFF or one or more trusts established by DFF for the benefit of its employees, to or for the benefit of Employee pursuant to Section 5(g) (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, or under the terms of any other plan, program agreement or arrangement ("Payments") shall not exceed the maximum Payments which Employee may receive without being subject to the excise tax imposed by
     Section 4999 of the Internal Revenue Code of 1988, as amended, or any interest or penalties incurred by Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the "Excise Tax").

     6.   Gross Up

          a. In the event that it is determined that the aggregate of all Payments to which Employee would be entitled to receive without regard to
     Section 5(h) is greater than the sum of (i) the maximum Payments which Employee may receive without being subject to the Excise Tax, plus (ii) Fifty Thousand Dollars ($50,000.00), then Section 5(h) shall not apply and Employee shall be entitled to receive (i) all Payments to which Employee is otherwise entitled to receive without regard to Section 5(h) and (ii) an additional payment (an "Additional Payment") in an amount such that the net amount of Payments retained by Employee after the deduction of any Excise Tax on the Payments and any federal, state and local income and employment taxes on the Additional Payment (for purposes of which it will be assumed the Additional Payment will be taxed at the highest combined marginal rate provided for in the Internal Revenue Code and any applicable state income tax laws, assuming full deduction of state income taxes from federal taxable income) shall be equal to the Payments. The amount of the Additional Payment shall be reduced by income or excise tax withholding payments made by the Company to any federal, state, or local taxing authority with respect to the Additional Payment that was not deducted from compensation payable to Employee.

          b. All determinations required to be made under this Section 6, including, without limitation, whether this Section 6 is applicable or inapplicable and when an Additional Payment is required and the amount of such Additional Payment and the assumptions to be utilized in arriving at such determination, shall be made by the certified public accounting firm which serves as the Company's outside auditors immediately prior to the Change of Control.

     7. Change of Control. The occurrence of any of the following events shall constitute a Change of Control of DFF: (a) the acquisition after the date hereof, in one or more transactions, of beneficial ownership (within the meaning of Rule 13d-3(a)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), by any person or entity (other than the Permitted Holders (as defined),



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Employee or any employee benefits plan of DFF) or any group of persons or entities (excluding the Permitted Holders, Employee or any employee benefits plan of DFF) who constitute a group (within the meaning of Section 13(d)(3) of the Exchange Act) of any securities such that as a result of such acquisition such person or entity or group beneficially owns (within the meaning of Rule 13d-3(a)(1) under the Exchange Act) directly or indirectly 51% or more of Supermarkets' then outstanding voting securities entitled to vote on a regular basis for a majority of the Board of Directors of Supermarkets; or (b) the sale of all or substantially all of the assets of Supermarkets (including without limitation, by way of merger, consolidation, lease or transfer) in a transaction where Supermarkets or the beneficial owners (within the meaning of Rule 13d-3(a)(1) under the Exchange Act) of common stock of Supermarkets do not receive (i) voting securities representing a majority of the voting power entitled to vote on a regular basis for the Board of Directors of the acquiring entity or of an affiliate which controls the acquiring entity, or (ii) securities representing a majority of the equity interest in the acquiring entity or of an affiliate which controls the acquiring entity; provided, however, that the foregoing provisions of this Section 7 shall not apply to any transfer, sale or disposition of shares of common stock of Supermarkets to any person or persons who are affiliates of DFF on the date hereof. For purposes of this Section 7, Permitted Holders shall mean The Yucaipa Companies, L.L.C., Apollo Advisors, L.P. and any of their respective affiliates.

     8.   Non-Compete, Confidentiality and Non-Solicitation Covenants.

     a. Non-Compete. In consideration of and in connection with the benefits provided under this Agreement, and in order to protect the goodwill of the Corporation, Employee hereby covenants and agrees that during the Term, Employee shall not directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control, or be connected as a director, officer, employee, partner, consultant or otherwise with any Competing Business, other than as a shareholder or beneficial owner directly or indirectly of 5% or less of the outstanding securities of a Competing Business, if such Competing Business is a public company. For purposes of this Agreement, "Competing Business" means any business, firm or enterprise engaged in a business substantially similar to DFF's business within the same geographical locations as DFF's business, including but not limited to Walgreen's Co., Osco Drug Stores, Jewel Food Stores, Cub Foods, or Meijers or any of their respective affiliates and/or successors.

     b. Confidentiality. Employee acknowledges that, by reason of his or her employment with DFF, he or she will learn or has learned trade secrets and will obtain or has obtained other confidential information concerning the business and policies of DFF and its subsidiaries. Employee agrees that he or she will not divulge or otherwise disclose, directly or indirectly, any such trade secrets or other confidential information concerning the business or policies of DFF or any of its subsidiaries which he or she may learn as a result of his or her employment during the Term or may have learned prior thereto, except to



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the extent such information is lawfully obtainable from public sources or such use or disclosure is (i) necessary to the performance of this Agreement and in furtherance of DFF's best interests, (ii) required by applicable laws, or (iii) authorized in writing by DFF. The provisions of this Section 8(b) shall survive the expiration, suspension or termination, for any reason, of this Agreement.

     c. Non-solicitation. Employee hereby covenants and agrees that, during the Term and for a period of two (2) years thereafter, Employee shall not, for himself/herself or any third party, directly or indirectly, (i) disparage the image or reputation of DFF, (ii) divert by unlawful means the business of DFF,
(iii) interfere with the contractual relationship between DFF and any of its vendors or suppliers or (iv) employ or solicit for employment any person who is employed by DFF.

     [d. Additional Covenants. In the event that (i) Employee's employment is terminated by DFF without Cause pursuant to Section 5(e) hereof, (ii) Employee's employment is terminated by Employee as the result of a Constructive Termination pursuant to Section 5(f) hereof, or (iii) either party provides notice under the last sentence of Section 1 that such party does not wish to extend the Term for the additional one (1) year, then Employee agrees that the covenants and restrictions set forth in Section 8(a) shall extend beyond the Term for an additional one (1) year period and in consideration therefor Employee shall be entitled to receive the amounts set forth in Section 5(g)(i) and (ii) for an additional one (1) year period.](2)

9.   Miscellaneous.

     a. Succession. This Agreement shall inure to the benefit of and shall be binding upon DFF, its successors and assigns. The obligations and duties of Employee hereunder shall be personal and not assignable.

     b. Notices. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered in person or by courier, telegraphed, telexed or by facsimile transmission or mailed by certified mail, postage prepaid, return receipt requested (such, mailed notice to be effective on the date of such receipt is acknowledged, as follows:

     If to the Employee: At the last address on the records of DFF.

     If to DFF:     Dominick's Finer Foods, Inc.
                    505 No. Railroad Avenue
                    Northlake, IL 60164
                    Attn:  Deborah C. Paskin, Esq.
                           General Counsel


(2)  Bracketed language appears only in certain of the Employment Agreements.
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or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

     c. Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and it replaces and supersedes any prior agreements between the parties relating to said subject matter.

     d. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

     e. Waiver; Amendment. No provision hereof may be waived except by a written agreement signed by the waiving party. The waiver of any term or of any condition of this Agreement shall not be deemed to constitute the waiver of any other term or condition. This Agreement may be amended only by a written agreement signed by the parties hereof.

     f. Arbitration. Except as set forth in Section 9(g), any disputes or controversies arising under this Agreement shall be settled by arbitration in accordance with the rules of the American Arbitration Association. The determination and findings of such arbitrators shall be final and binding on all parties and may be enforced, if necessary, in the courts of the State of Illinois. Should any party to this Agreement be required to commence any litigation concerning any provision of this Agreement or the rights and duties of the parties hereunder, the prevailing party in such proceeding shall be entitled, in addition to such other relief as may be granted, to the attorneys' fees and court costs incurred by reason of such litigation.

     g. Remedies of DFF. Employee acknowledges that the services he or she is obligated to render under the provisions of this Agreement are of a special, unique, unusual, extraordinary and intellectual character, which gives this Agreement peculiar value to DFF. The loss of these services cannot be reasonably or adequately compensated in damages in action at law and it would be difficult (if not impossible) to replace such services. By reason thereof, Employee agrees and consents that if he or she violates any of the material provisions of this Agreement (including, without limitation, Section 8 hereof), DFF, in addition to any other rights and remedies available under this Agreement or under applicable law, shall be entitled to seek injunctive relief, from a tribunal of competent jurisdiction, restraining Employee from committing or continuing any violation of this Agreement. The provisions of this Section 9(g) shall survive the termination of this Agreement for any reason.

     h. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Illinois, without regard to the conflict of laws principles thereof.


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     i.   Severability. If this Agreement shall for any reason be or become unenforceable by any party, this Agreement shall thereupon terminate and become unenforceable by the other party as well. In all other respects, if any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect and, if any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.



DOMINICK'S FINER FOODS, INC.                 EMPLOYEE
DOMINICK'S SUPERMARKETS, INC.


By:
   ---------------------------------         ---------------------------------
                                             [employee]
Title:
      ------------------------------



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